SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    April 30, 2001

dreamlife, inc.

(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-15586 (Commission File Number)	52-1373960 (IRS Employer Identification No.)

425 West 15th Street, Suite 3R, New York, New York (Address of Principal Executive Offices)	10011 (Zip Code)

Registrant's telephone number, including area code              (212) 313-9400

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        Attached hereto as Exhibit 99 is a press release of dreamlife, inc. dated April 30, 2001 regarding changes to the short-term financing previously received by dreamlife, inc., which increased the financing amount from $2.25 million to $2.4 million and provided an extension of the maturity date until August 31, 2001.

Item 7. Exhibits.

                   Exhibits                          Description
                       99                 Press release of dreamlife, inc. dated April 30, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       dreamlife, inc.

Dated: May 3, 2001                  By: /s/ Philicia G. Levinson
                                           ------------------------
                                           Philicia G. Levinson
                                           Chief Financial Officer

Exhibit Index

Exhibit No. 99	Description Press release of dreamlife, inc. dated April 30, 2001.

Exhibit 99

DREAMLIFE SHORT-TERM LOAN INCREASED TO $2.4 MILLION

      NEW YORK--April 30, 2001 - On April 27, 2001, Dreamlife (OTCBB: DLIF) secured an increase of its line of credit from The Chase Manhattan Bank from $2.25 million to $2.4 million, and an extension of the maturity date to August 31, 2001. On October 25, 2000, Dreamlife executed a $1.5 million promissory note, which was due, along with interest incurred, on November 30, 2000. The maturity date of the note was extended to January 31, 2001 and further extended to April 30, 2001 on January 15, 2001. The principal amount of the line of credit was increased to $2.0 million on January 15, 2001 and further increased to $2.25 million on March 13, 2001. Dreamlife executed a new $2.4 million promissory note on April 27, 2001 with substantially the same terms and conditions as the prior promissory notes. The line of credit has a maturity date of August 31, 2001 and the outstanding principal amount of the line of credit incurs interest at Chase's prime commercial lending rate. An affiliate of CYL Development Holdings, LLC, a 12.8% stockholder of Dreamlife, provides credit support for the line of credit.

        On April 12, 2001, the Company obtained a $50,000 short-term loan from an affiliate of CYL Development Holdings, LLC, which expires on April 30, 2001. A portion of the proceeds of the increase in the line of credit will be used to repay that loan.

        Dreamlife is an online personal and professional development network offering consumers an extensive array of individualized coaching, communities, courses, tools and interface with renowned experts. Founded in the Spring of 1999 by internationally recognized results coach Anthony Robbins, Dreamlife has signed marketing, license and content agreements with numerous organizations and experts in the fields of personal and professional development. For more information visit www.dreamlife.com.